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                                   HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

FOR IMMEDIATE RELEASE:

HUNTCO ACQUIRES COIL-TEC, INC. PLANT AND TEMPER MILL. PROVIDES UPDATE ON THIRD QUARTER.

TOWN & COUNTRY, MISSOURI, January 30, 1997 . . . . Huntco Inc. (NYSE:"HCO"), a
Town & Country based intermediate steel processor, today announced that it had acquired certain assets of Coil-Tec, Inc., a wholly-owned subsidiary of ARBED Americas, Inc.

The primary assets acquired, in addition to inventory, were the Blytheville, Arkansas plant and related equipment of Coil-Tec which are located across the street from Huntco's largest facility, including approximately 40 acres of unimproved land. The 130,000 square foot Coil-Tec plant houses a two high temper mill and cut-to-length line designed to produce tempered, panel flat sheets and plates, as well as tempered hot rolled steel coils.

Huntco entered into operating leases for the plant and the temper mill. Both such leases contain purchase options. In addition to the leases, Huntco issued $4.5 million (225,000 shares) of its Series A Convertible Preferred Stock (the "Preferred Shares") as consideration for a cut-to-length line, slitting line, cranes and other tangible and intangible assets related to the Coil-Tec operations. Each Preferred Share is convertible into one share of Huntco Class A common stock, has a liquidation preference of $20.00 per share, and bears an annual dividend of $.888889 per share, which dividends are cumulative and payable quarterly in arrears. Inventory acquired in the transaction is valued at approximately $7.2 million. The transaction will be accounted for as a purchase and Huntco expects to record a nominal amount of goodwill or other intangibles related thereto.

In addition to the tempering operation, Huntco intends to utilize approximately 50% of the existing Coil-Tec plant to centralize and expand Huntco's shearing operation. This operation will convert excess and other non-standard size material from all of Huntco's facilities into custom blanks. The shearing operation is expected to result in higher per ton selling values and improved yields for this material. The investment in the expanded shearing operation will be less than $1.0 million.

Huntco indicated that Coil-Tec had conducted its tempering business primarily on a tolling basis. Huntco expects to develop its sales base for non-tolling customers over the next two years much as would be experienced in a start-up operation and that the tempering operation could add approximately 80,000 tons to fiscal 1998 sales and 120,000 tons to fiscal 1999 sales. Huntco expects that initially its tempering business will primarily be tolling, but that by the end of the second year, tolling sales should reflect only about one-half of the total tons sold from the tempering operation.

In addition to the incremental volume expected from the tempering operation, Huntco expects that it will retain, on a profitable basis, some portion of the hot rolled cut-to-length and slitting business conducted by Coil-Tec at its Blytheville, Arkansas and Bessemer, Alabama plants. While Huntco did not acquire Coil-Tec's Bessemer operations, which included both a cut-to-length and slitting operation, such operations will be discontinued by Coil-Tec and Huntco expects that its facility in Chattanooga, Tennessee will service certain of the customers previously buying from Coil-Tec's Bessemer plant. Coil-Tec's net sales for the year ended December 31, 1996 included approximately 80,000 tons of hot rolled cut-to-length and slitting business and totaled approximately $35.4 million.

Although it will be difficult to isolate incremental cut-to-length and slitting business resulting from this acquisition and profits related thereto, as such business will be processed at existing Huntco facilities, Huntco believes that this acquisition will be additive to its net income per common share by the first quarter of fiscal 1998.

Huntco also indicated that it expects to report net sales in its third quarter ending January 31, 1997 approximately 12% lower than the $84.0 million it reported in its second quarter which ended October 31, 1996 and reconfirmed that its gross profit margins in the third quarter were under pressure because of higher raw material costs.

The decline in net sales reflects lower sales volume during the November and December holiday periods when the midweek holidays in 1996 limited the number of shipping days and resulted in lower levels of sales activity, as well as lower sales during November and December as Coil-Tec liquidated a substantial portion of its hot-rolled steel inventories both at its Blytheville, Arkansas and Bessemer, Alabama plants. After the decline in net sales and gross profit margins experienced during November and December, 1996, the Company expects that its net sales for the month of January, 1997, will recover to record levels near $30.0 million and also indicated that its gross profit margins have begun to slowly recover. This lower level of third quarter sales activity, when combined with narrowing gross profit margins during most of the quarter because of raw material price increases which the Company was unable to pass on to its customers, will likely result in the Company reporting nominal earnings per share for its third quarter in the range of $.01 to $.03 per share.

Those who make use of any forward-looking data contained herein are encouraged to make reference to the discussion found under the title "Risk Factors - 1997 Forecast" included within Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, of the Company's Annual Report on Form 10-K for the year ended April 30, 1996, as filed with the Securities and Exchange Commission on July 26, 1996.

Huntco Inc. is a major, intermediate steel processor, specializing in the processing of flat rolled carbon steel.